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                                  Exhibit 10.38



                           Executive Change-in-Control
                               Severance Agreement

                               ___________________



                      Pacific Century Financial Corporation

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                                    Contents

_______________________________________________________________________________



                                                                       Page

Article 1.   Establishment and Purpose .............................   1


Article 2.   Definitions and Construction ..........................   2


Article 3.   Severance Benefits ....................................   4


Article 4.   Disqualification From Receipt of Benefits .............   7


Article 5.   Form and Timing of Severance Benefits .................   7


Article 6.   Parachute Payments ....................................   8


Article 7.   Other Rights and Benefits Not Affected ................   9


Article 8.   Successors ............................................  10


Article 9.   Administration ........................................  10


Article 10.  Legal Fees ............................................  11

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                      Pacific Century Financial Corporation
                 Executive Change-in-Control Severance Agreement


Article 1.  Establishment and Purpose
            -------------------------

     1.1 Effective Date. This Executive Change-in-Control Severance Agreement (the "Agreement) is made and entered into pursuant to Pacific Century Financial Corporation's Key Executive Severance Plan (the "Plan"), and is effective as of this 25th day of January, 2002 (the "Effective Date"), by and between Pacific Century Financial Corporation ("PCFC"), a Delaware corporation, and Richard C. Keene, an executive (the "Executive") of its subsidiary, Bank of Hawaii (the "Bank"). This Agreement shall supersede and replace any prior severance agreement entered into between the Bank and the Executive.

     1.2 Term of the Agreement. The Agreement shall commence as of the Effective Date written above, and shall continue until the Board of Directors of PCFC (the "Board") determines, in good faith and in its sole discretion, that the Executive is no longer to be included in the Plan and so notifies in writing the Executive during the term of this Agreement of such determination.

         Provided, however, in the event that a Change in Control of PCFC, as defined in Section 2.1 herein, occurs during the term of this Agreement, this Agreement shall remain irrevocably in effect for the greater of twenty-four (24) months from the date of such Change in Control, or until all benefits have been paid to the Executive hereunder.

         Further, in the event that the Board has knowledge that a third party has taken steps reasonably calculated to effect a Change in Control of PCFC, including, but not limited to, the commencement of a tender offer for the voting stock of PCFC, or the circulation of a proxy to PCFC's shareholders, then this Agreement shall remain irrevocably in effect until the Board, in good faith, determines that such third party has fully abandoned or terminated its effort to effect a Change in Control of PCFC.

     1.3 Purpose of the Agreement. The purpose of this Agreement pursuant to the Plan, is to advance the interests of PCFC and the Bank by assuring that PCFC and the Bank will have the continued employment and dedication of the Executive and the availability of his advice and counsel in the event that an acquisition or Change in Control of PCFC occurs. This Agreement shall also assure the Executive of equitable treatment during the period of uncertainty that surrounds an acquisition or Change in Control, and allow the Executive to act at all times in the best interests of PCFC and its shareholders.

     1.4 Contractual Right to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits which he or she is entitled hereunder, enforceable by

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the Executive against PCFC. However, nothing herein shall require PCFC to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments hereunder.

          This Agreement shall be considered an unfunded agreement to provide benefits to a select group of management or highly compensated employees, and is therefore intended to be a "top-hat" plan exempt from the requirements of the provisions of Parts 2, 3, and 4 of Title I of ERISA.

Article 2.  Definitions and Construction
            ----------------------------

     2.1 Definitions. Whenever used in the Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

          (a) "Base Salary" means the annualized salary at the beginning of each Year, which includes all regular basic wages, before reduction for any amounts deferred on a tax-qualified or nonqualified basis, payable in cash to an Executive for services rendered during the Year. Base Salary shall exclude bonuses, incentive compensation, special fees or awards, commissions, allowances, or any other form of premium or incentive pay, or amounts designated by PCFC as payment toward or reimbursement of expenses.

          (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (c) "Beneficiary" with respect to an Executive means the person or entities designated or deemed designated by an Executive pursuant to Section 8.2 herein.

          (d) "Board" means the Board of Directors of PCFC.

          (e) "Change in Control" of PCFC means any one or more of the following occurrences:

              (i) Any Person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of PCFC having 25 percent or more of the total number of votes that may be cast for the election of Directors of PCFC; or

              (ii) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of

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                     assets or contested election, or any combination of the
                     foregoing transactions, the person who were Directors of PCFC before the transaction shall cease to constitute a majority of the Board of Directors of PCFC or any successor to PCFC.

          (f)  "Code" means the Internal Revenue Code of 1986, as amended.

          (g) "PCFC" means Pacific Century Financial Corporation, a Delaware corporation, or any successor thereto that adopts the Agreement, as provided in Section 8.1 herein.

          (h) "Committee" means the Compensation Committee of the Board of Directors of PCFC or any other committee appointed by the Board to administer this Agreement.

          (i) "Disability" means a physical or mental condition which renders an Executive unable to discharge his normal work responsibility with PCFC or the Bank and which, in the opinion of a licensed physician selected by the Executive, subject to reasonable approval by the Committee based upon sufficient medical evidence, can be reasonably expected to continue for a period of at least one full calendar year. If an Executive fails to select a physician with ten (10) business days of a written request made by PCFC, then PCFC may select a physician for purposes of this paragraph.

          (j) "Effective Date" means the date the Agreement is approved by the Board, or such other date as the Board shall designate in its resolution approving the Agreement, and as provided in Section
               1.1 herein.

          (k) "Effective Date of Termination" means the date on which a Qualifying Termination occurs.

          (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act thereto.

          (m) "Expiration Date" means the date the Agreement expires, as provided in Section 1.2 herein.

          (n) "Just Cause" shall mean the basis for a termination of an Executive's employment by the Bank for which no Severance Benefits are payable hereunder, as provided in Article 4 herein.

          (o) "Normal Retirement Date" shall mean the date on which the Executive attains age 65.

          (p) "Person" shall have the meaning ascribed to such terms in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d)

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               thereof, including a "group" as defined in Section 13(d).

          (q) "Plan" means the Pacific Century Financial Corporation Key Executive Severance Plan, adopted April 27, 1983.

          (r) "Qualifying Termination" shall mean a termination of the Executive's employment by the Bank as described in Section 3.2 herein.

          (s) "Severance Benefit" means the payment of severance compensation as provided in Article 3 herein.

          (t) "Year" means the consecutive 12-month period beginning each January 1 and ending December 31.

     2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     2.3 Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     2.4 Modification. No express provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to by the Executive in writing and approved by the Compensation Committee of the Board of Directors.

     2.5 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Hawaii shall be the controlling law in all matters relating to the Agreement without regard to the conflicts of law principles in such laws.


Article 3.  Severance Benefits
            ------------------

     3.1 Right to Severance Benefits. The Executive shall be entitled to receive from PCFC Severance Benefits as described in Section 3.4 herein, if there has been a Change in Control of PCFC, as defined in Section 2.1(e) herein, and if, within twenty-four (24) months thereafter, the Executive's employment with the Bank shall end for any reason specified in Section 3.2 herein as being a Qualifying Termination. An Executive shall not be entitled to receive Severance Benefits if the Executive's employment with the Bank ends due to an involuntary termination by the Bank for Just Cause, as provided under Article 4 herein, or if the Executive's employment terminates due to death, Disability, or voluntary employment termination on or after Normal Retirement Date.

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     3.2  Qualifying Termination. The occurrence of any one or more of the following events within twenty-four (24) calendar months after a Change in Control of PCFC shall trigger the payment of Severance Benefits to the Executive, as provided under Section 3.4 herein:

          (a) The Bank's involuntary termination of the Executive's employment without Just Cause;

          (b) The Executive's voluntary employment termination for Good Reason, as defined by Section 3.3 herein;

          (c) A successor company fails or refuses to assume PCFC's obligations under this Agreement in their entirety, as required by Article 8 herein; or

          (d) PCFC, or any successor company, commits a material breach of any of the provisions of this Agreement.

     3.3 Definition of Good Reason. "Good Reason" means, without the Executive's express written consent, the occurrence after a Change in Control of PCFC of any one or more of the following:

          (a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of PCFC or the Bank, or a material reduction of the Executive's authorities, duties, or responsibilities from those in effect as of ninety (90) days prior to the Change in Control, other than an act that is remedied by PCFC or the Bank promptly after receipt of notice thereof given by the Executive;

          (b) The Bank requiring the Executive to be based at a location in excess of seventy-five (75) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control; except for required travel on Bank business to an extent substantially consistent with the Executive's then present business travel obligations;

          (c) A reduction by the Bank of the Executive's annual rate of Base Salary in effect as of ninety (90) days prior to the Change in Control;

          (d) The failure of PCFC or the Bank to continue in effect any of PCFC's or the Bank's annual and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates as in effect prior to the Change in Control, unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by PCFC or the Bank to continue the

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               Executive's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants and commensurate with the Executive's responsibility and duties; and

          (e) The failure of PCFC or the Bank to obtain a satisfactory agreement from any successor to PCFC to assume and agree to perform PCFC's obligations under this Agreement, as contemplated in Article 8 herein.

     3.4 Description of Severance Benefits. In the event that an Executive becomes entitled to receive Severance Benefits, as provided in Section 3.1 herein, PCFC shall pay to the Executive and provide him with the following:

          (a) An amount equal to two (2) times the Executive's annual rate of Base Salary in effect upon the Effective Date of Termination; and

          (b) An amount equal to two (2) times the Executive's target bonus under the PCFC One-Year Incentive Plan for the fiscal year prior to the Effective Date of Termination. If the Executive's period of employment is less than one year, the bonus shall be considered zero (0) however, the "Completion Bonus" stipulated in the offer of employment letter will be paid, and

          (c) A payout under the PCFC One-Year Incentive Plan, in accordance with the terms of such Plan; and

          (d) A payout under the PCFC Long-Term Incentive Plan, in accordance with the terms of such Plan; and

          (e) A continuation of all welfare benefits at normal employee cost including medical insurance, long-term disability, and group term life insurance for two (2) full years from the Effective Date of Termination or until the Executive reaches his Normal Retirement Date, whichever occurs earlier. However, these benefits will be discontinued prior to the end of the two (2) years in the event the Executive receives substantially similar benefits from a subsequent employer, as determined by the Compensation Committee.

     3.5 Reduction of Severance Benefits. In the event there are fewer than twenty-four (24) whole or partial months remaining from the Executive's Effective Date of Termination until the Executive's Normal Retirement Date, then the amounts provided for under Sections 3.4(a), (b), (c), and (d) above shall be reduced by a fraction, the numerator of which shall be the number of whole or partial months remaining until the Executive's Normal Retirement Date, and the denominator of which shall be twenty-four (24).

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     3.6 Outplacement Services. In the event that the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1 herein, the Executive shall be entitled, at the expense of PCFC, to receive standard outplacement services from a nationally recognized outplacement firm as selected by the Executive, for a period of up to twenty-four (24) months from the Effective Date of Termination. However, such services shall not exceed a maximum annual benefit of ten percent (10%) of the Executive's annual rate of Base Salary as of the Effective Date of Termination.

     3.7 Incentive Compensation. In the event that the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1 herein, any deferred awards previously granted to the Executive under the PCFC One-Year Incentive Plan and PCFC Long-Term Incentive Plan, and not previously paid to the Executive, shall immediately vest on the date of the Executive's Effective Date of Termination and shall be paid no later than ninety (90) calendar days following that date, and be included as compensation in the month paid.

     3.8 Stock Options and SARs. Stock options ("options") and stock appreciation rights ("SARs"), if any, granted to the Executive by PCFC will be exercisable pursuant to the terms of the applicable plans.

Article 4.  Disqualification From Receipt of Benefits
            -----------------------------------------

         No Severance Benefits shall be payable to the Executive under this Agreement in the event the Executive is terminated by the Bank for Just Cause.

         For this purpose, Just Cause shall mean willful, malicious conduct by the Executive which is detrimental to the best interests of PCFC including theft, embezzlement, the conviction of a criminal act, disclosure of trade secrets, a gross dereliction of duty, or other grave misconduct on the part of the Executive which is substantially injurious to PCFC or the Bank. Just Cause also shall include the failure of the Executive to perform any and all covenants under this Agreement.

Article 5.  Form and Timing of Severance Benefits
            -------------------------------------

     5.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 3.4(a), (b), (c) and (d) herein, shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Executive's Effective Date of Termination, but in no event beyond ninety (90) calendar days from such date.

         The Severance Benefits described in Section 3.4(e) herein shall be provided by PCFC to the Executive immediately upon the Executive's Effective Date of Termination and shall continue to be provided for two (2) full calendar years from the Executive's Effective Date of Termination or until the Executive reaches his Normal Retirement date, whichever occurs

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earlier. However, the Severance Benefits described in Section 3.4(e) herein shall be discontinued prior to the end of the two (2) year period immediately upon the Executive receiving substantially similar benefits from a subsequent employer, as determined by the Committee.

     5.2 Withholding of Taxes. PCFC shall withhold from any amounts payable under this Agreement all Federal, state, city, or other taxes as legally shall be required.

Article 6.  Parachute Payments
            ------------------

     6.1 Determination of Alternative Severance Benefit Limit. Notwithstanding any other provision of this Agreement, if any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of PCFC (in the aggregate "Total Payments") would constitute an "excess parachute payment", then the payments to be made to the Executive under this Agreement shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code, or which PCFC may pay without loss of deduction under Section 280G(a) of the Code. However, such reduction in Severance Benefits shall apply if, and only if, the resulting Severance Benefits with such reduction is greater in value to the Executive than the value of the Severance Benefits without a reduction, net of any tax imposed on the Executive pursuant to Section 4999 of the Code.

         For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to such terms in
Section 280G of the Code, and such "parachute payments" shall be valued as provided therein.

     6.2 Procedure for Establishing Alternative Limitation. Within fifteen (15) calendar days following delivery of the notice of Qualifying Termination or notice by PCFC to the Executive of its belief that there is a payment or benefit due the Executive which will result in an "excess parachute payment" as defined in Section 280G of the Code, the Executive and PCFC, at PCFC's expense, shall obtain the opinion of PCFC's principal outside law firm, accounting firm, and/or compensation and benefits consulting firm, which sets forth: (i) the amount of the Executive's "annualized includible compensation for the base period" [as defined in Code Section 280G(d)(1)]; (ii) the present value of the Total Payments; and (iii) the amount and present value of any "excess parachute payment".

         In the event that such opinion determines that there would be an "excess parachute payment", such that a reduction in the Severance Benefits would result in a greater net benefit to the Executive (as provided in Section
6.1 herein), then the Severance Benefits hereunder or any other payment determined under the opinion to be includible in Total Payments shall be reduced or eliminated so that, on the basis of calculations set forth in such opinion, there will be no "excess parachute payment".

          The reduction or elimination of specific payments shall apply to such type and amount of specific payments as may be designated by the Executive in writing delivered to PCFC within ten (10) calendar days of receipt of the opinion, or, if the Executive fails to so notify PCFC, as may be reasonably determined by PCFC.

         The provisions of this Section 6.2, including the calculations, notices, and opinion provided for herein, shall be based upon the conclusive presumption that the following amounts are reasonable: (i) the compensation and benefits provided for in Article 3 herein; and (ii) any other compensation earned prior to the Effective Date of Termination by the Executive pursuant to PCFC's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control).

     6.3 Subsequent Imposition of Excise Tax. If, notwithstanding compliance with the provisions of Sections 6.1 and 6.2 herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the Total Payments is considered to be a "parachute payment", subject to excise tax under Section 4999 of the Code, which was not contemplated to be a "parachute payment" at the time of payment (so as to accurately determine whether a limitation should have been applied to the Total Payments to maximize the net benefit to the Executive, as provided in Sections
6.1 and 6.2 herein), the Executive shall be entitled to receive a lump-sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "Special Tax Rate" shall be the highest effective Federal and state marginal tax rates applicable to the Executive in the year in which the payment contemplated under the Section 6.3 is made.

Article 7.  Other Rights and Benefits Not Affected
            --------------------------------------

     7.1 Other Benefits. Neither the provisions of this Agreement nor the Severance Benefits provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of PCFC, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement, or other plan or arrangement.

     7.2 Employment Status. This Agreement does not constitute a contract of employment or impose on the Bank or PCFC any obligation to retain the Executive as an employee, to change the status of the Executive's employment, or to change PCFC's policies regarding termination of employment. The Executive serves as an employee of the Bank and this Agreement shall not create an employment relationship between PCFC and the Executive.

Article 8.  Successors
            ----------

     8.1 Successors. PCFC will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of PCFC or of any division or subsidiary thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that PCFC would be required to perform it if no such succession had taken place. Failure of PCFC to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from PCFC in the same amount and on the same terms as they would be entitled hereunder if terminated voluntarily following a Change in Control. Except for the purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Effective Date of Termination.

         This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

     8.2 Beneficiaries. The beneficiary of the Executive's Severance Benefits under this Agreement shall be designated by the Executive in the form of a signed writing acceptable to the Committee. An Executive may make or change such designation at any time.

Article 9.  Administration
            --------------

     9.1 Administration. This Agreement shall be administered by the Compensation Committee of the Board of Directors. The Committee is authorized to interpret this Agreement, to prescribe and rescind rules and regulations, to provide conditions and assurances deemed necessary and advisable, to protect the interests of PCFC, and to make all other determinations necessary or advisable for the Agreement's administration.

         In fulfilling its administrative duties hereunder, the Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

     9.2 Indemnification and Exculpation. The members of the Board, its agents and officers, directors, and employees of PCFC and its affiliates shall be indemnified and held harmless by PCFC against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Agreement and against and from any and all amounts paid by them in settlement (with PCFC's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

Article 10.  Legal Fees
             ----------

     PCFC shall pay all reasonable legal fees, costs of litigation, and other expenses incurred in good faith by the Executive as a result of PCFC's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of PCFC's contesting the validity, enforceability, or interpretation of the Agreement. Provided, however, that such payments shall not exceed the amount permitted by law and PCFC's Restated Articles of Incorporation.

         IN WITNESS WHEREOF, PCFC has caused this Agreement to be executed by a resolution of the Board of Directors, as of the day and year first above written.

                                          Pacific Century Financial Corporation

                                          By: /S/  Michael E. O'Neill
                                              ----------------------------------
                                               Michael E. O'Neill
                                          Its: Chairman & CEO

                                          By:  /S/ Richard C. Keene
                                               ---------------------------------
                                               (Executive)

ATTEST:

         /S/ Neal C. Hocklander
--------------------------------------------